SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No. 4)

SKY-MOBI LIMITED

(Name of Issuer)

COMMON SHARES

(Title of Class of Securities)

83084G109

(CUSIP Number)

12/31/14

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

(Continued on following pages)

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CUSIP NO. 83084G109	Page 2 of 15 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL CHINA II, L.P. (“SCC II”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 26-0204241
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 8,777,224
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 8,777,224

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,777,224
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.9%[1]
12	TYPE OF REPORTING PERSON PN

[1]	The percentage is based upon 224,169,856 shares of the Issuer’s Common shares outstanding as of December 31, 2014.

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CUSIP NO. 83084G109	Page 3 of 15 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL CHINA PARTNERS FUND II, L.P. (“SCC PTRS II”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 98-0577551
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 218,736
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 218,736

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 218,736
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%[1]
12	TYPE OF REPORTING PERSON PN

[1]	The percentage is based upon 224,169,856 shares of the Issuer’s Common shares outstanding as of December 31, 2014.

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CUSIP NO. 83084G109	Page 4 of 15 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL CHINA PRINCIPALS FUND II, L.P. (“SCC PRIN II”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 33-1190312
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,474,288
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,474,288

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,474,288
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.7%[1]
12	TYPE OF REPORTING PERSON PN

[1]	The percentage is based upon 224,169,856 shares of the Issuer’s Common shares outstanding as of December 31, 2014.

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CUSIP NO. 83084G109	Page 5 of 15 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL CHINA MANAGEMENT II, L.P. (“SCC MGMT II”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 26-0204084
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

10,470,248 shares of which 8,777,224 shares are directly held by SCC II, 218,736 shares are directly held by SCC PTRS II and 1,474,288 shares are directly held by SCC PRIN II. SCC MGMT II is the General Partner of each of SCC II, SCC PTRS II and SCC PRIN II.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

10,470,248 shares of which 8,777,224 shares are directly held by SCC II, 218,736 shares are directly held by SCC PTRS II and 1,474,288 shares are directly held by SCC PRIN II. SCC MGMT II is the General Partner of each of SCC II, SCC PTRS II and SCC PRIN II.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,470,248
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.7%[1]
12	TYPE OF REPORTING PERSON PN

[1]	The percentage is based upon 224,169,856 shares of the Issuer’s Common shares outstanding as of December 31, 2014.

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CUSIP NO. 83084G109	Page 6 of 15 Pages

1	NAME OF REPORTING PERSON SC CHINA HOLDING LIMITED (“SCC HOLD”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) N/A
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

SHARED VOTING POWER

10,470,248 shares of which 8,777,224 shares are directly held by SCC II, 218,736 shares are directly held by SCC PTRS II and 1,474,288 shares are directly held by SCC PRIN II. SCC HOLD is the General Partner of SCC MGMT II, which is the General Partner of each of SCC II, SCC PTRS II and SCC PRIN II.

	7	SOLE DISPOSITIVE POWER 0
	8

SHARED DISPOSITIVE POWER

10,470,248 shares of which 8,777,224 shares are directly held by SCC II, 218,736 shares are directly held by SCC PTRS II and 1,474,288 shares are directly held by SCC PRIN II. SCC HOLD is the General Partner of SCC MGMT II, which is the General Partner of each of SCC II, SCC PTRS II and SCC PRIN II.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,470,248
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.7%[1]
12	TYPE OF REPORTING PERSON OO

[1]	The percentage is based upon 224,169,856 shares of the Issuer’s Common shares outstanding as of December 31, 2014.

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CUSIP NO. 83084G109	Page 7 of 15 Pages

1	NAME OF REPORTING PERSON SNP CHINA ENTERPRISES LIMITED (“SNP”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) N/A
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION BRITISH VIRGIN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

10,470,248 shares of which 8,777,224 shares are directly held by SCC II, 218,736 shares are directly held by SCC PTRS II and 1,474,288 shares are directly held by SCC PRIN II. SNP is the Director of, and wholly owns, SCC HOLD. SCC HOLD is the General Partner of SCC MGMT II, which is the General Partner of each of SCC II, SCC PTRS II and SCC PRIN II.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

10,470,248 shares of which 8,777,224 shares are directly held by SCC II, 218,736 shares are directly held by SCC PTRS II and 1,474,288 shares are directly held by SCC PRIN II. SNP is the Director of, and wholly owns, SCC HOLD. SCC HOLD is the General Partner of SCC MGMT II, which is the General Partner of each of SCC II, SCC PTRS II and SCC PRIN II.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,470,248
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.7%[1]
12	TYPE OF REPORTING PERSON OO

[1]	The percentage is based upon 224,169,856 shares of the Issuer’s Common shares outstanding as of December 31, 2014.

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CUSIP NO. 83084G109	Page 8 of 15 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL CHINA UR HOLDINGS LIMITED (“SCC UR”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) N/A
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON OO

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CUSIP NO. 83084G109	Page 9 of 15 Pages

1	NAME OF REPORTING PERSON NAN PENG SHEN (“NS”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION HONG KONG SAR

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

SHARED VOTING POWER

10,470,248 shares of which 8,777,224 shares are directly held by SCC II, 218,736 shares are directly held by SCC PTRS II, 1,474,288 shares are directly held by SCC PRIN II and 0 shares are directly held by SCC UR. NS is the Director of SNP, which is the Director of SCC HOLD, which is the General Partner of SCC MGMT II, which is the General Partner of each of SCC II, SCC PTRS II and SCC PRIN II. SCC HOLD is wholly owned by SNP, a company wholly owned by NS. NS is the Director of, and wholly owns, SCC UR. NS disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

	7	SOLE DISPOSITIVE POWER 0
	8

SHARED DISPOSITIVE POWER

10,470,248 shares of which 8,777,224 shares are directly held by SCC II, 218,736 shares are directly held by SCC PTRS II, 1,474,288 shares are directly held by SCC PRIN II and 0 shares are directly held by SCC UR. NS is the Director of SNP, which is the Director of SCC HOLD, which is the General Partner of SCC MGMT II, which is the General Partner of each of SCC II, SCC PTRS II and SCC PRIN II. SCC HOLD is wholly owned by SNP, a company wholly owned by NS. NS is the Director of, and wholly owns, SCC UR. NS disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,470,248
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.7%[1] [1] The percentage is based upon 224,169,856 shares of the Issuer’s Common shares outstanding as of December 31, 2014.
12	TYPE OF REPORTING PERSON IN

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CUSIP NO. 83084G109	Page 10 of 15 Pages

ITEM 1.

(a) Name of Issuer:	Sky-mobi Limited

(b) Address of Issuer’s Principal Executive Offices:
10/F, Building B, United Mansion
No. 2, Zijinghua Road, Hangzhou
Zhejiang 310013
People’s Republic of China

ITEM 2.

(a)	Name of Persons Filing:

Sequoia Capital China II, L.P.

Sequoia Capital China Partners Fund II, L.P.

Sequoia Capital China Principals Fund II, L.P.

Sequoia Capital China Management II, L.P.

SC China Holding Limited

SNP China Enterprises Limited

Sequoia Capital China UR Holdings Limited

Nan Peng Shen

SCC MGMT II is the General Partner of each of SCC II, SCC PTRS II and SCC PRIN II. SCC HOLD is the General Partner of SCC MGMT II. SNP is the Director of, and wholly owns, SCC HOLD. NS is the Director of, and wholly owns, each of SNP and SCC UR.

(b)	Address of Principal Business Office or, if none, Residence:

3000 Sand Hill Road, 4-250

Menlo Park, CA 94025

Citizenship:

SCC MGMT II, SCC II, SCC PTRS II, SCC PRIN II, SCC HOLD,

SCC UR: Cayman Islands

SNP: British Virgin Islands

NS: Hong Kong SAR

(c) Title of Class of Securities:	Common Shares

(d) CUSIP Number:	83084G109

ITEM 3.	If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

NOT APPLICABLE

ITEM 4.	Ownership

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CUSIP NO. 83084G109	Page 11 of 15 Pages

SEE ROWS 5 THROUGH 11 OF COVER PAGES

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.    [ X ]

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

NOT APPLICABLE

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

NOT APPLICABLE

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

NOT APPLICABLE

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP

NOT APPLICABLE

ITEM 10.	CERTIFICATION

NOT APPLICABLE

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CUSIP NO. 83084G109	Page 12 of 15 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 10, 2015

Sequoia Capital China II, L.P.

Sequoia Capital China Partners Fund II, L.P.

Sequoia Capital China Principals Fund II, L.P.

By: Sequoia Capital China Management II, L.P.

General Partner of each

By: SC China Holding Limited

its General Partner

By: /s/ Nan Peng Shen

Nan Peng Shen

Sequoia Capital China Management II, L.P.

By: SC China Holding Limited

its General Partner

By: /s/ Nan Peng Shen

Nan Peng Shen

SC China Holding Limited

By: /s/ Nan Peng Shen

Nan Peng Shen

SNP China Enterprises Limited

By: /s/ Nan Peng Shen

Nan Peng Shen, Owner and Director

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CUSIP NO. 83084G109	Page 13 of 15 Pages

Sequoia Capital China UR Holdings Limited

By:	/s/ Nan Peng Shen
Nan Peng Shen, Owner and Director

/s/ Nan Peng Shen
Nan Peng Shen

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CUSIP NO. 83084G109	Page 14 of 15 Pages

EXHIBIT 1

AGREEMENT AS TO JOINT FILING OF SCHEDULE 13G

The undersigned hereby agree that the Schedule 13G relating to the common shares of Sky-mobi Limited, and any further amendments thereto, to which this Agreement as to Joint Filing of Schedule 13G is attached as an exhibit is filed on behalf of each of them pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Date: February 10, 2015

Sequoia Capital China II, L.P.

Sequoia Capital China Partners Fund II, L.P.

Sequoia Capital China Principals Fund II, L.P.

By: Sequoia Capital China Management II, L.P.

General Partner of each

By: SC China Holding Limited

its General Partner

By:   /s/ Nan Peng Shen

Nan Peng Shen

Sequoia Capital China Management II, L.P.

By: SC China Holding Limited

its General Partner

By:   /s/ Nan Peng Shen

Nan Peng Shen

SC China Holding Limited

By:    /s/ Nan Peng Shen

Nan Peng Shen

SNP China Enterprises Limited

By:    /s/ Nan Peng Shen

Nan Peng Shen, Owner and Director

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CUSIP NO. 83084G109	Page 15 of 15 Pages

Sequoia Capital China UR Holdings Limited

By:	/s/ Nan Peng Shen
Nan Peng Shen, Owner and Director

/s/ Nan Peng Shen
Nan Peng Shen